KNOCKOUT HOLDINGS, INC.












                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

                            KNOCKOUT HOLDINGS, INC.







Dear Fellow Employee:


Knockout Holdings, Inc. is at the forefront of a new business model.

We have charted a course which requires a very particular type of diligence in our operations, ethics and business profile in order to guarantee successful results.

In pursuit of this success, we rely on the extremely talented, hardworking and dedicated associates with whom I am proud to be associated. Each of our associates is entitled to a work environment that upholds the highest standard of behavior and ethical conduct.

This Code of Business Conduct and Ethics of Knockout Holdings, Inc. confirms our commitment to a common set of standards for creating a work environment that will allow us to achieve success.

While this Code addresses a variety of business situations, it does not answer all questions which might arise. The Company relies on each person's good faith sense of what is right and prudent in the adherence to this Code.

Please read this Code of Business Conduct and Ethics in its entirety and then sign the Certification Form on the last page of the Code and return it to the Human Resources Department.

The Company's continued ability to adhere to its principles depends largely on each associate's understanding of the purpose of the Code and on his or her commitment to abide by its principles. Any questions or comments concerning this Code should be brought to the attention of your supervisor or the Human Resources representative.





John Bellamy
Chairman and Chief Executive Officer
Knockout Holdings, Inc.


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                             KNOCKOUT HOLDINGS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS
                                TABLE OF CONTENTS
          -------------------------------------------------------------

I.    Policy

II.   Introduction

III.  Equal Employment Opportunity

IV.   Sexual and Other Unlawful Harassment

V.    Compliance with Laws, Rules and Regulations

VI.   Health, Safety and the Environment

VII.  Inside Information

VIII. Use of Company Time, Property and Supplies

IX.   Protection of Proprietary Confidential Information

X.    Company Records and Money

XI.   Antitrust and Competition

XII.  Conflicts of Interest

XIII. Company Trade Secrets

XIV.  Protection and Proper Use of Company Assets

XV.   Corporate Opportunities

XVI.  Fair Dealings

XVII. Quality of Public Disclosures

XVIII. Communication with the Media

XIX.  Political Contributions and Payments

XX.   Compliance with this Code and Reporting of any Illegal or Unethical
      Behavior

XXI.  Implementation of this Code of Business Conduct and Ethics

XXII. Waivers and Amendments

XXIII. Addendum: o Certification Form


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                             KNOCKOUT HOLDINGS, INC.

                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

Adopted:  3 March 2005


I. Policy

This policy establishes our company's requirements regarding personal and professional, ethical and legal standards of conduct and the handling of complaints of violations of those standards. It applies to all associates, contractors and non-associate directors of Knockout Holdings, Inc.

It is the policy of Knockout Holdings, Inc. to conduct its business in accordance with applicable laws of the United States and other jurisdictions in which the Company operates and in accordance with the highest ethical standards of business conduct. All associates shall adhere strictly to this policy.

While it is the Company's explicit policy to comply with all relevant federal, state and local statutes, our commitment to ethical conduct in the affairs of our business goes far beyond the prohibitions of any particular statute. The Company's minimum requirements for the Code of Conduct and Business Ethics of all associates are as follows:


II. Introduction

While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company's business activities including, but not limited to, relationships with associates, customers, suppliers, competitors, the government and the public, including our shareholders. All of our associates, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for Knockout Holdings, Inc. and for the individuals involved.

One of our Company's most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that your actions are the foundation of our reputation and adhering to this code and applicable law is imperative.


III. Equal Employment Opportunity

Knockout Holdings, Inc. is an Equal Opportunity/Affirmative Action employer. Knockout Holdings, Inc. will not tolerate discrimination against any associate because of race, color, national origin or ancestry, gender, age, religious convictions, or disability.


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

Knockout Holdings, Inc. is committed to providing equal employment opportunities to all individuals without regard to race, color, religion, sex, national origin, age, disability, marital status, sexual orientation, or any other characteristic protected by law. For further information about the applicability of Federal Equal Opportunity Laws, including the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, see Exhibit D in the Appendices.

Knockout Holdings, Inc. does not discriminate on the basis of gender in compensation or benefits for women and men who work in the same establishment and perform jobs that require equal skill, effort, and responsibility and which are performed under similar conditions.

Knockout Holdings, Inc. will make reasonable accommodations for qualified individuals with known disabilities unless doing so would result in an undue hardship. Any associate with a disability for which reasonable accommodation is needed should contact a Human Resources Manager to discuss possible solutions. Associates with questions or concerns about any type of discrimination in the workplace are encouraged to bring these issues to the attention of a Human Resources Manager. Associates can raise legitimate concerns and make good faith reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action, up to and including discharge.


IV. Sexual and Other Unlawful Harassment

Knockout Holdings, Inc. will endeavor to maintain a work environment that nourishes respect for the dignity of each individual. This policy is adopted in furtherance of that tradition.

It is against the policies of Knockout Holdings, Inc. for an associate to harass another person because of the person's sex, race, color, religion, national origin, age, disability, sexual orientation, marital status, or other characteristic protected by law. Actions, words, jokes, or comments based on such characteristics will not be tolerated.


Consequently, it is against the policies of Knockout Holdings, Inc. for an associate to sexually harass another person. Unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature constitute sexual harassment when: (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment; (2) submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or (3) such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or environment.

Any associate who believes that he or she is being unlawfully harassed should immediately contact their supervisor or a Human Resources Manager. All complaints of harassment will be promptly, thoroughly and confidentially investigated and, where necessary, appropriate corrective action will be taken. Any person found to have unlawfully harassed another associate will be subject to appropriate disciplinary action, up to and including discharge.


V. Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No associate, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.


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If you believe that any practice raises questions as to compliance with this
Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact your immediate supervisor, or, if the situation is not resolved or addressed, the person above your supervisor.


VI. Health, Safety and the Environment

The health and safety of our associates and the public is of utmost importance to Knockout Holdings, Inc. Therefore, the Company strives to comply with health, safety, and environmental laws and regulations. Each associate should be diligent in planning and conducting his or her activities in a safe and environmentally sound manner. Failure to adhere to the Company's policies and procedures in these areas can be serious for the Company and for the safety of the associates, officers or directors involved, as well as the communities in which they operate and live.

The direct threat of unsafe working conditions to individual employees is obvious, and the Company has developed guidelines to promote health and safety. These guidelines are available through the Human Resources representative.

Knockout Holdings, Inc., including individual associates and officers, may be liable not only for the costs of cleaning up pollution resulting from the Company's activities, but also for significant civil penalties resulting from violations of federal or state environmental regulations. If such violations are committed knowingly or, in some cases negligently, very large criminal fines may be sought from both the Company and the individuals involved. Many of the criminal violations of the environmental laws are felony offenses which may result in fines or imprisonment of the responsible associates and corporate officers.

For all these reasons, it is the Company's policy to ensure compliance with environmental, health and safety laws. All associates should take such laws very seriously and make every effort to both prevent environmental incidents and respond promptly and effectively to any that do occur despite our best efforts.

Associates are encouraged to report to their supervisor, Human Resources representative, a Quality Control Manager or a Compliance Officer any concerns they have related to these matters. Associates are required to report any unauthorized environmental releases, accidents, or unsafe practices or procedures.

Other Potential Threats to Health, Safety and the Environment include:

      o     Drugs and Alcohol

            o Knockout Holdings, Inc. will not tolerate the use or possession of illegal drugs on the job or on company property. The use of alcohol shall be permitted during office hours or on company property only during company organized and approved events.

            o Associate using alcohol without express permission, or possessing illegal drugs on company property or while at work or who report to work under the influence of alcohol or illegal drugs will be subject to disciplinary action up to and including discharge.

      o     Violence & Weapons

            o Knockout Holdings, Inc. takes threats of violence extremely seriously. Any act or threat of violence by or against any associate, customer, supplier, partner or visitor is strictly prohibited. This policy applies to all company associates, whether on or off company property.


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            o     Any use or possession of weapons, whether illegal or not, is prohibited on company property, or while on company business. This includes knives, guns, martial arts weapons or any other object that is used as a weapon. Any associate caught possessing a weapon will be disciplined up to and including termination.

      o     Smoking

            o Smoking is not allowed in Knockout Holdings, Inc. offices or within the building.


VII. Inside Information
Important information that has not yet become publicly available about either Knockout Holdings, Inc. or publicly traded companies with which Knockout Holdings, Inc. has business dealings is "Inside Information." Company personnel who have access to Inside Information may not profit financially by buying or selling or in any other way dealing in Company stock or the stock of another publicly traded company about which the person has Inside Information. Nor may Knockout Holdings, Inc. personnel benefit financially or in any other way by passing on Inside Information to any other person. The use of Inside Information in order to gain personal benefit is illegal regardless of how small the user's profit from the transaction may be.

An easy way to determine whether information not yet publicly available is defined as Inside Information is to ask whether the dissemination of the information would be likely to affect the market price of the stock of the company in question or whether it would be likely to be considered as important information by investors who are considering purchasing or selling that company's stock. If the information makes you want to buy or sell, it is likely to have the same effect on others.

If you possess Inside Information, you must refrain from trading the stock of the company concerned, from advising anyone else to do so or from communicating the Inside Information to anyone else until you know that it has been disseminated to the public.

Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a "tip", is illegal. All such non-public information should be considered inside information and should never be used for personal gain.


VIII. Use of Company Property

      o     Telephones

Telephones are provided to enable employees to carry out work assignments in an efficient manner. Personal telephone calls should be kept to a minimum and personal toll calls should not be made at the expense of Knockout Holdings, Inc.

      o     Voicemail and Electronic Mail

All electronic and telephone communications and information transmitted by, received from, or stored in these systems are the property of The Knockout Holdings, Inc., and as such, are intended for job-related purposes. Personal use should be kept to a minimum. Electronic or telephone communication systems may not be used to transmit messages that may be considered inappropriate under The Knockout Group, Inc.'s policies, (which include those prohibiting harassment). Associate are not permitted to use a code, access a file or retrieve any stored communication unless authorized to do so or unless they have received prior clearance from an authorized company representative. All pass codes are the property of Knockout Holdings, Inc. and may be used by Knockout Holdings, Inc. to access electronic and telephone communications at any time. Knockout Holdings, Inc. reserves the right to monitor any electronic, telephone or other communications made using Knockout Holdings, Inc. systems or property.


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

      o     Company Vehicles

All company vehicles are to be used for business purposes only. Associates using an assigned vehicle, whether leased or rented, for personal purposes must receive prior written authorization from a supervisor to do so. Associate should not rent a vehicle, nor use their own car when a company vehicle has been assigned for company business use.

      o     Company Property

All company workspace, including the cabinets and lockers are the property of Knockout Holdings, Inc. and must be available to management at all times. The use of personal locks on any company property is strictly forbidden. No company property may be used to store personal files or items. Company equipment, including computers, photocopiers or printers are intended for company business. Any personal use must be kept to a minimum.

      o     Postage, Shipping and Office Supplies

Postage, shipping and office supplies paid for by the company are for business purposes and are not to be used for an associate's personal purposes.


IX. Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Your obligation to protect the Company's proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.


X. Company Records and Money

Company records must always be maintained and presented accurately and reliably. No false or intentionally misleading entries may be made in the Company's books or records. Company money must be accurately accounted for and may only be spent for lawful, company-related purposes. Associates whose duties involve verification of expenditures of Company money are responsible for the scrutiny and verification of the legitimacy of all expenditures.


XI. Antitrust and Competition

Knockout Holdings, Inc. is committed to adherence to the Antitrust Laws, as these laws seek to preserve a competitive economy where free enterprise can flourish. To this end, the Company is dedicated to maintaining full compliance with the antitrust laws of each jurisdiction within which the Company operates.

This policy is intended to acquaint associates with those areas involving antitrust risk, so that legal advice can be obtained on a "before the fact" basis. Federal, state and international antitrust laws are complex, and no summary can address every situation which may arise. Accordingly, the Corporate Officers should be consulted whenever a question arises concerning antitrust laws or the policy and guidelines set forth below.

      o Free and Fair Competition - The Company forbids any conduct that would unfairly and unlawfully diminish competition in the


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            marketplace. Examples of the types of conduct which are prohibited under the antitrust laws, and are therefore particularly unacceptable to Knockout Holdings, Inc. include, but are not limited to:

      o Any agreements among competitors about price, allocation of markets, or allocation of customers.

      o     Any agreements with customers not to deal with a competitor.

      o Price fixing - this can include setting minimum or maximum prices, or "stabilizing" prices, regardless of any possible justification or excuse. Price lists should never be obtained from competitors, nor should Company price lists ever be sent to competitors. These prohibitions apply not only to Knockout Holdings, Inc., but also to its transactions as a buyer competing to purchase goods and services.

      o Terms Fixing - fixing terms related to price, pricing formulas, trade promotions, credit terms, etc.

      o Allocation of Markets - This includes dividing up of markets, customers or territories. It is against The Knockout Group, Inc. policy to have any agreement or understanding with a competitor to allocate or divide up geographic areas, customers, groups of customers or lines of business or products. Such an agreement is per se unlawful. As with price fixing, even an informal understanding may be found to constitute an agreement, which is prohibited. Although Company membership in trade associations is permissible, such associations generally involve meetings of competitors. Those participating in trade association activities must maintain constant vigilance to avoid even the appearance of reaching or seeking an agreement as to prices or the allocation of markets, including by sharing non-public price or market information.

      o Limiting of Production - All product quantities are to be manufactured and packaged with the sole intent of making the product available to the consumer, based on forecasts as approved by the Executive Management of Knockout Holdings, Inc. Production should never be, or give the appearance of being, limited for the purpose of encouraging or fostering a greater demand for the product, which could result in potentially driving up the price. Nor should any production be limited for the purpose of penalizing a customer, vendor or market for any reason.

      o Relationships with Vendors/Customers - All vendors and customers are to be treated honestly and fairly. No payments, gifts of more than nominal value or any form of preferential treatment may be made to obtain or retain business, or to realize a certain price for Company products. No payments, direct or indirect, including gifts of more than nominal value or any form of preferential treatment, may be solicited or accepted from any vendor, customer or competitor of the Company.

            Money, gifts, repetitive or extensive entertainment and other favors which would imply or incur an obligation must not be accepted or given by employees or immediate members of their family in connection with transactions involving the Company. Acceptance of a meal, refreshments or entertainment in the normal course of business relations is permitted and, to the extent practical, should be reciprocated. The Company will promptly terminate any employee who offers or receives a bribe or a kickback. Such conduct is illegal and strictly forbidden.


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            Company records must always be maintained and presented accurately and reliably. No false or intentionally misleading entries may be made in the Company's books or records. Company money must be accurately accounted for and may only be spent for lawful, company-related purposes. Employees whose duties involve verification of expenditures of Company money are responsible for the scrutiny and verification of the legitimacy of all expenditures.

      o     Reporting of Meetings with Vendors.

            o All meetings, scheduled or unscheduled, with vendors must be reported on the appropriate company form, denoting the particulars of the meeting, names of all parties present and the nature and outcome of the business conducted.

      o     Relations With Vendors/Customers

                  Selection of Customers and Suppliers - Knockout Holdings, Inc. as a general rule, has the right to select its customers or suppliers. From an antitrust standpoint, as long as the Company is acting alone, the Company may refuse to deal with or terminate its relations with customers for legitimate business reasons, such as the refusal of the customer to conform to reasonable standards of performance, misuse or misrepresentation of the Company's products, poor credit and the like. Such action should be explainable and justifiable in terms of the Company's legitimate interests.

                  Long-Term Agreements and Exclusive Agreements - To minimize antitrust risk, Corporate Officers must approve any long-term distribution or supply agreement (other than a simple, short-term buy-sell agreement) that differs in any material respect from one previously approved. The Corporate Officers must approve all exclusive arrangements or agreements providing that the Company will supply a purchaser's entire requirement of a product or will purchase its entire requirement from a single supplier.

                  Resale Prices - It is permissible to suggest resale prices to customers. However, it is against Company policy and may be unlawful to have any understanding or agreement concerning the actual resale prices charged by its customers. It is up to the customer, using its independent business judgment, to decide whether to follow Company suggestions. It is generally against Company policy and may be unlawful to condition further dealings with the customer on adherence to our suggestions or to otherwise pressure the customer in this regard. This policy applies to maximum as well as minimum prices and to discounts, allowances and other aspects of the customer's pricing strategy.

            o Non-price Restrictions - Non-price territorial and customer limitations, such as location clauses, may be permissible in agreements with customers or suppliers (but not with competitors). However, before any such limitation is imposed


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                  the Corporate Officers should be consulted. Similarly, the
                  Corporate Officers should be consulted before any restrictions are imposed on the handling of competitive merchandise by a customer.

            o "Tying" Arrangements - Both "tying" arrangements, the practice of requiring a customer to purchase a product in order to obtain another product, and "full line forcing," the practice of requiring a customer to buy a full line of products or none at all, may be unlawful. The Corporate Officers should be consulted before any sale is made that suggests the possibility of a tying or full line forcing arrangement.

            o Price Discrimination and Promotional Allowances - The Robinson-Patman Act prohibits a seller of goods (not services)from discriminating in price between two or more competing purchasers of the same goods in interstate commerce where the effect of such discrimination is to injure competition. The Act also prohibits, in certain circumstances, geographic price discrimination and volume discounts as well as the provision of more favorable services or allowances to select customers. The Act applies to both buyers and sellers.

                  The Act generally does not apply to licenses of intellectual property apart from the sale of goods, although in certain cases other laws or regulations may apply.

            o This area of the law is particularly complex, and decisions to offer discounts for goods should be made only on consulting with the Corporate Officers.

Any understanding or agreement with third parties, whether competitors, customers or suppliers, to refrain from doing business with another party is against Knockout Holdings, Inc. policy and may be unlawful.

Because any refusal to do business with an organization often carries with it the possibility of litigation, whether initially or by termination of an existing relationship, any Corporate Officer should be consulted in advance on such matters.

The Company will promptly terminate any associate who offers or receives a bribe or a kickback. Such conduct is illegal and strictly forbidden. Company records must always be maintained and presented accurately and reliably.

No false or intentionally misleading entries may be made in the Company's books or records.


XII. Conflicts of Interest

Our associates, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A conflict of interest occurs when a person's private interest interferes in any way, or even appears to interfere, with the interests of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an associate, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.


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Conflicts of interest may also arise when an associate, officer or director (or his or her family members) receives improper personal benefits as a result of the associates, officers or directors position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

      o Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

      o Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier.

      o Competing with the Company for the purchase or sale of property, services or other interests.

      o Having an interest in a transaction involving the Company, a customer or supplier (other than as an associate, officer or director of the Company and not including routine investments in publicly traded companies).

      o Receiving a non arms-length loan or guarantee of an obligation as a result of your position with the Company.

      o Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to any Corporate Officer.

In order to avoid conflicts of interests, each of the senior executive officers must disclose to the Executive Committee of the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict.


XIII. Company Trade Secrets

Proprietary information includes data developed or assembled on Company time or at Company expense, that is unique in the sense that the end result is not readily available generally without a like expenditure of time and money, even though the basic data is known or observable. Trade secrets include all data unique to the Company and discoverable only by associates in certain positions in the Company. Information in these categories is the property of Knockout Holdings, Inc. and any misapplication or misappropriation of that property may prompt legal action by the Company.

No one should share proprietary information or trade secrets of the Company with anyone outside the Company, or anyone within the Company not authorized to receive that information. Nor should anyone solicit or accept from anyone outside the Company any proprietary information or trade secrets of another company. The Company has no interest either in receiving or using any proprietary information or trade secrets of other companies, because to do so would be unethical and improper. Further, no one should make any use of materials protected by copyrights, trademarks, or patents without first bringing the matter to the attention of any Corporate Officer.


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XIV. Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every associate, officer and director. Loss, theft and misuse of Company assets directly impact the Company's profitability.

Any suspected loss, misuse or theft should be reported to the persons supervisor, or, if necessary, to the next above person in the chain of command.


XV. Corporate Opportunities

Associates, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No associate, officer or director may use corporate property, information or position for personal gain, and no associate, officer or director may compete with the Company. Competing with Knockout Holdings, Inc. may involve engaging in the same line of business as the Company, or any situation where the associate, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests.


XVI. Fair Dealings

Each associate, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.


XVII. Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company's financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure. Such disclosures are to be made only by those with the authority to do so.


XVIII. Communications with the Media

Knockout Holdings, Inc. is committed to maintaining constructive contact with the financial, trade and general news media.

Because of the prominent profile of the Company and its continual scrutiny by members of the news media, it is vitally important that every associate strictly observe the following procedures:

      o     Talking to Members of the News Media

            o Associates not officially designated as spokespersons are prohibited from commenting or providing documents or information to members of the news media on matters pertaining to the Company's strategies, transactions and financial performance, or any other internal matters. This applies to all media contacts, whether "on the record," "off the record," unattributed, anonymous or "background" contacts.


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

                  All inquiries from journalists about Company business must be reported immediately to the designated Corporate Officer before any response is made to the inquiry.

      o     Issuing News Releases

            o Associates are prohibited from issuing news releases or written statements about Company business to the news media, a function which is exclusively handled by the designated Corporate Officer. All news announcements of material transactions, agreements, senior executive appointments, new ventures and other extraordinary business developments must be submitted to the designated Corporate Officer for prior approval. Where practicable, Knockout Holdings, Inc. Corporate Officers must be notified at least 24 hours in advance.


      o     Dealing with the Media on Non-Company Business

            o Associates are encouraged to discuss with the appropriate Corporate Officer any planned contact with the news media on non-Company business where the associate's relationship to Knockout Holdings, Inc. could be referenced in resulting coverage.


      o     Speeches

            o Prior to accepting an invitation to make a speech or appear on a panel, the appropriate Public Relations department should be advised. (Associates should be aware that remarks made in a public forum can be covered by the media even if journalists are not present.)

            o When speaking in public or industry forums, associates should be careful to distinguish personal views from Company positions. Associates are prohibited from making any comment that could reveal confidential information or, in any context in which they may be considered to be speaking on behalf of the Company, from making inappropriate or offensive remarks.

      o     Philanthropy

As a concerned corporate citizen, Knockout Holdings, Inc. is committed to supporting worthy organizations in its communities and its industries; however, the philanthropic community is considered a public forum, and the media may attend and/or cover the event. In order to coordinate the Company's involvement with and contributions to charitable organizations, the appropriate Corporate Officer should be consulted prior to accepting an invitation to be honored and/or take a leadership position at a charitable event. In addition, all business-related charitable contributions, including in-kind donations of Company resources, must be cleared in advance by the appropriate Corporate Officer.


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XIX. Political Contributions and Payments

Federal law and Company policy prohibit the contribution of Knockout Holdings, Inc. funds, assets, services or facilities to or on behalf of a federal political party or candidate or political action committee ("PAC") or any foreign political party or candidate. Contributions to state candidates and political parties are controlled by individual state law. Any state contributions by the Company must be approved by the appropriate Corporate Officer in advance.

The Company is prohibited from compensating or reimbursing Company personnel, in any form, for a political contribution that such persons intend to make or have made. Any solicitation of Company employees for a trade association or other Political Action Committee must be approved by the Corporate Officers.

The Company's policy is not intended to discourage or prohibit Company personnel from voluntarily making personal political contributions, from participating in the political process on their own time and at their own expense, from expressing their personal views on legislative or political matters, or from otherwise engaging in political activities.

Provision of any business courtesy to any government or political party official, employee, candidate or agent, whether in the United States or in a foreign country, must be approved by the appropriate Corporate Officers.

No payments or provision of other benefits from Company assets are to be made or offered, directly or indirectly to any domestic or foreign government, official, employee, candidate or agent, for the purpose of influencing, or because of, any official act.


XX. Compliance with this Code and Reporting of any Illegal or Unethical Behavior

All associates, directors and officers are expected to comply with all of the provisions of this Code. The Code of Business Conduct and Ethics will be strictly enforced throughout the Company and violations will be dealt with immediately, including corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment. Associates should report any concerns or questions about violations of laws, rules, regulations or this Code to their supervisor, any Corporate Officer, any Executive Officer, the Executive Committee, or in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors.

Any concerns about violations of laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Executive Committee.

Knockout Holdings, Inc. encourages all associates, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.

Open communication of issues and concerns by all associates without fear of retribution or retaliation is vital to the successful implementation of this Code.


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

You are required to cooperate in internal investigations of misconduct and unethical behavior.

Knockout Holdings, Inc. recognizes the need for this Code to be applied equally to everyone it covers. The Chief Administrative Officer (CAO) of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Executive Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the CAO to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the CAO.


XXI. Implementation of the Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is designed to ensure that business conducted by Knockout Holdings, Inc. and its personnel complies with applicable laws, rules, regulations and ethical standards.

      o     Compliance Officers

            o At the direction of the Company's Board of Directors, Knockout Holdings, Inc. Corporate Officers collectively shall serve as the Corporate Compliance Officers. All Corporate Officers report directly to the Audit Committee of the Board of Directors.

      o     The Compliance Officers are Responsible for:

            o     ensuring that the Code is communicated to all associates;
            o periodically reviewing the Company's operations to ensure compliance with the Code;
            o periodically reviewing and updating the Code of Business Conduct and Ethics;
            o ensuring that Company personnel obtain timely guidance on the Code;
            o investigating violations or suspected violations of the Code of Business Conduct and Ethics; and
            o determining necessary responsive actions, including disciplinary actions, in the event of Code of Business Conduct and Ethics violations.

The Corporate Officers are responsible for ensuring associates receive prompt answers to questions concerning the Code of Business Conduct and Ethics. You may direct questions regarding this Code to the Human Resources Department or any Corporate Officer.

      o     Associate Communication

            o Any questions concerning this Code or questions of interpretation or application of this Code should be directed to any Corporate Officer (including those of the operating units). Any and all associate comments and inquiries will be held in confidence to the extent reasonable, possible and consistent with the Company's legal obligations under the circumstances.


      o     Reporting Violations

            o Any associates who knows of a violation or possible violation of the Code of Business Conduct and Ethics or other Company policy or applicable law (a "Violation") must report such information to his or her supervisor, department head, Human Resources representative, or any Corporate Officer.


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

            o Reports may be made anonymously by writing to a Compliance Officer. A sufficiently detailed description of the factual basis for the allegations should be given in order to allow an appropriate investigation. It must be noted that effective investigation and appropriate resolution of reported violations are made more difficult by anonymous reports. Associates are urged to identify themselves when making any reports. Reporting persons are not to conduct their own investigations.

                  No one will be retaliated against because of a good faith report or because he or she cooperated with an investigation of a suspected violation. However, the submission of reports or other information in bad faith constitutes a violation of this Code of Business Conduct and Ethics, as does failure to report a violation.

                  Reporting persons who wish to follow up on the result of an investigation of a suspected violation should feel free to contact a Compliance Officer who will respond to the extent feasible and consistent with the Company's best interests and legal obligations.


      o     Investigations

            o All investigations will be directed by the designated Corporate Officer with the assistance of other necessary personnel.

                  It is each individual's responsibility to respond truthfully and promptly to all inquiries made by Compliance Officers and compliance personnel and to disclose any information which may be pertinent. Withholding pertinent information or attempting to mislead or misdirect any investigation may result in severe disciplinary action. Moreover, if any person has reason to believe that a violation has been committed, or that an investigation by either the Company or a governmental agency is under way, he or she must retain all potentially relevant documents (including computer discs, computer tapes, hard drives, audio tapes, etc.). If there is any doubt about the propriety of destroying a document, a Compliance Officer must be consulted in advance.

                  If any person has reason to believe that other individuals have unlawfully destroyed or falsified, or are considering destroying or falsifying, potentially relevant documents, a Compliance Officer should be notified immediately.


      o     Disciplinary Actions

All Company personnel are responsible for following the Code of Business Conduct and Ethics.

Disciplinary actions, up to and including termination, may be taken against Company personnel who violate the policies set forth in the Code, including:

            o Against company personnel who authorize or participate directly or indirectly in actions which are a violation;

            o Against company personnel who withhold information concerning violations;

            o Against the violator's supervisor(s), to the extent that the circumstances of the violation reflect inadequate supervision or lack of diligence;

            o Against company personnel who attempt to retaliate, directly or indirectly, or encourage others to do so, against an


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

                  individual who in good faith reports a violation or suspected violation or against an individual who cooperates with an investigation of such violation.

XXII. Waivers and Amendments

Any waivers of the provisions of this Code which may accommodate Corporate Officers or Directors may only be granted by the Board of Directors and will be promptly disclosed to the Company's shareholders.

Any waivers of this Code for other associates may only be granted by the Executive Committee of the Board of Directors.

Amendments of the provisions in this Code applicable to the CEO and the Chief Financial Officer will also be promptly disclosed to the Company's shareholders.


XXIII. Addendum

      o Certification Form - A form is attached herewith. Additional copies are available in the Human Resources Office. This form must be completed annually.


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

                             KNOCKOUT HOLDINGS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS
                                  CERTIFICATION


In order to promote an ethical environment within Knockout Holdings, Inc., the Company requires that all employees complete and return this form. In many cases simple disclosure is adequate to avoid an impermissible conflict of interest. Please note that all exceptions are to be listed, even if previously approved.

Employee Certification:
I certify that I have received, read and understood Knockout Holdings, Inc.'s Code of Business Conduct and Ethics, and I agree to follow the policies set forth therein. I also certify that, except as noted below, neither I nor any member of my immediate family, living with me, or who is dependant upon me, has, within the last two years, to the best of my knowledge:

o Accepted fees, commissions, property or favors (other than regular salary, bonus, and Company benefits) for personal benefit in connection with any transaction on behalf of the Company.

o Accepted or offered any entertainment, gifts, transportation, or any other favor of more than $250 in value, or cash in any amount, from a current or would-be supplier, customer or competitor of the Company or any individual or enterprise having or seeking a business relationship with the Company.

o Had a financial interest in customers, suppliers, competitors or any enterprise that was known to have a business relationship with the Company, except where that financial relationship is limited to 1% or less of a publicly held company.

o Borrowed from or lent money to customers or suppliers except for normal banking transactions with financial institutions.

o Personally taken advantage of business opportunities that might be of interest to the Company.

o Engaged in business with, or as, a competitor, customer, or supplier of the Company or had any other business transactions with the Company other than in the ordinary course of employment.

o Served as an officer, director, agent, employee, consultant, promoter, or in any other capacity for any for-profit organization which is a competitor, customer or supplier of Knockout Holdings, Inc.

o Had immediate family members (spouse, parents, domestic partner, children, sisters, brothers, nephews and nieces either by blood or marriage) employed by a competitor, supplier or customer

 Operating Company:    THE KNOCKOUT GROUP, INC.

 Name (Please Print)______________________________________________________

 Title__________________________________________ Employee # ______________

 Exceptions (list any)____________________________________________________

 _________________________________________________________________________

 Signature_________________________________________ Date__________________


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